Exhibit 99.4

Patriot Coal Corporation Rights Adjustment Certificate

On July 24, 2008 Patriot Coal Corporation (“Patriot”) announced that its Board of Directors approved a two-for-one common stock split in the form of a stock dividend of one share of Patriot common stock (“Common Stock”) for each share of Common Stock held, which dividend shall be payable on August 11, 2008 to shareholders of record as of August 4, 2008.  Under Section 11(n) of the Rights Agreement dated as of October 22, 2007, as amended (the “Rights Agreement”), between Patriot and American Stock Transfer & Trust Company, (“AST”), the number of one one-hundredths of a share of Patriot’s Series A junior participating preferred stock (“Preferred Stock”) purchasable upon the exercise of the preferred share purchase rights (“Rights”) associated with each outstanding share of Common Stock is adjusted upon payment of a dividend on the outstanding shares of Common Stock in shares of Common Stock.  This Rights Adjustment Certificate is furnished pursuant to Section 12 of the Rights Agreement.

Following the stock dividend and pursuant to Section 11(n) of the Rights Agreement, the number of shares of Preferred Stock purchasable upon the exercise of the Rights associated with each share of Common Stock shall be one two-hundredth of a share, which is equal to the product obtained by multiplying the number of one one-hundredths of a share of Preferred Stock so purchasable immediately prior to the stock dividend by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately prior to the stock dividend and the denominator of which is the number of shares of Common Stock outstanding immediately following the occurrence of such event.

Dated: July 28, 2008

PATRIOT COAL CORPORATION

By:	/s/ Mark N. Schroeder
	Name:	Mark N. Schroeder
	Title:	Senior Vice President and Chief Financial Officer